CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition of
Thirteen-Clinic Physical Therapy Practice

Houston, TX, November 30, 2022 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced the acquisition of a thirteen-clinic physical therapy practice.
USPH acquired 80% of the equity interests of the physical therapy practice with the practice’s owners retaining 20%. The purchase price for the 80% equity interest was approximately $25 million.  The business currently generates more than $12 million in annualized revenue and approximately 120,000 annualized patient visits.
Chris Reading, Chief Executive Officer, stated, “This is a very capable, smart, dedicated and compassionate group of physical therapy leaders, and we are excited to welcome them into our USPH family.  We like this opportunity due to the character and capabilities of the individuals involved combined with what we believe we can build together in the future.  This is another strong partner-centric acquisition for us in what has been a great development year for our company.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 642 outpatient physical therapy clinics in 40 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 40 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.
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